December 21, 2022	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS NOVEMBER 2022 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for November 2022, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

"Financial advisor retention and recruiting momentum continue to be strong across our multiple affiliation options," said Chair and CEO Paul Reilly. "Clients' domestic cash sweep balances decreased in November, but cash sorting activity has decelerated in December. In Capital Markets, despite a healthy pipeline, closings for investment banking continued to be challenged in November and are trending significantly below the preceding quarter."

Operating Data

	As of			% change from
$ in billions	November 30, 2022	November 30, 2021	October 31, 2022	November 30, 2021	October 31, 2022
Client assets under administration	$1,205.9	$1,220.3	$1,149.5	(1)%	5%
Private Client Group assets under administration	$1,147.0	$1,162.7	$1,095.0	(1)%	5%
Private Client Group assets in fee-based accounts	$651.8	$653.9	$618.2	—%	5%
Financial assets under management	$191.0	$196.4	$181.3	(3)%	5%

Bank loans, net	$43.6	$25.7	$43.6	70%	—%

Clients’ domestic cash sweep balances	$61.0	$68.4	$63.4	(11)%	(4)%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,700 financial advisors. Total client assets are $1.21 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.